Exhibit 4.2

EIGHT AMENDMENT TO THE MANAGEMENT AGREEMENT

This EIGHT AMENDMENT TO THE MANAGEMENT AGREEMENT (this “Amendment”), dated as of June 26, 2020 is made by and between Navios Maritime Acquisition Corporation, a Marshall Islands corporation (“NMAC”) and Navios Tankers Management Inc., a Marshall Islands corporation (“Tankers Management”, and together with NMAC, the “Parties”) and amends the Management Agreement (including all amendments thereto, the “Agreement”) entered into between NMAC and Navios Shipmanagement Inc. (“Shipmanagement”) on May 28, 2010 as such Agreement was assigned to Tankers Management via an assignment agreement among the Parties and Shipmanagement dated September 10, 2010 and subsequently amended. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given them in the Agreement.

W I T N E S S E T H:

WHEREAS, the Parties desire to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. The first paragraph of Schedule “B” shall be amended as follows:

Add: “US$5,250 per day for container vessels of 1,500TEU up to 1,999TEU and US$6,100 per day for container vessels of 2,000 TEU up to 3,450 TEU” before “payable on the last day”

Counterparts. This Amendment may be executed in separate counterparts, all of which taken together shall constitute a single instrument.

[Remainder of page intentionally left blank. Signature page to follow.]

IN WITNESS ‘WHEREOF, the parties hereto have executed this Amendment effective as of the day and year first above written.

NAVIOS MARITIME ACQUISITION CORPORATION

By:	/s/ Leonidas Korres
Name: Leonidas Korres
Title: Chief Financial Officer

NAVIOS TANKERS MANAGEMENT INC.

By:	/s/ Efstratios Desypris
Name: Efstratios Desypris
Title: President/Director

[Signature Page—Amendment to Management Agreement]